Exhibit 21.1

List of Subsidiaries of Apollo Asset Backed Credit Company LLC as of January 16, 2025

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ABC Holdings 1, L.P.	Delaware
ABC Holdings 2, L.P.	Delaware
ABC Holdings 3 (B), L.P.	Delaware
ABC Holdings 4 (B), L.P.	Delaware
ABC Holdings 5, L.P.	Delaware
ABC Holdings 6, L.P.	Delaware
ABC Holdings 7, L.P.	Delaware
ABC Holdings 5 Hollywood, LLC	Delaware
ABC Holdings 5 Merlin, LLC	Delaware
ABC Holdings 7 Sundown, LLC	Delaware
ABC Holdings 7 Wolfman, LLC	Delaware
ABC Holdings Cougar DAC	Ireland
ABC Intermediate Holdings 1 (DC), LLC	Delaware
ABC Intermediate Holdings 2 (DC)(B), LLC	Delaware
ABC Intermediate Holdings 3 (B), LLC	Cayman
ABC Intermediate Holdings 4, LLC	Cayman
ABC Intermediate Holdings 5, LLC	Delaware
ABC Lux Holdings, S.à r.l	Luxembourg
ABC REIT Holdings, LLC	Delaware
ABC REIT Intermediate Holdings, LLC	Delaware
ABC REIT TRS (B), LLC	Delaware